Exhibit 99.2

Contacts:	Commerce Energy Group, Inc. Linda Ames Corporate Communications 714-259-2539 lames@CommerceEnergy.com

PondelWilkinson Inc. Robert Jaffe/Angie Chen 310-279-5980 rjaffe@pondel.com / achen@pondel.com
Commerce Energy Announces 2007 Third Quarter Results,
Settles ACN Arbitration
Third Quarter Fiscal 2007 Highlights:

♦	Net income increased to $1.5 million from $1.0 million in the third quarter last year

♦	Gross profit increased to $17.6 million from $8.1 million in the third quarter 2006

♦	Results include income from a $5.1 million settlement payment received from APX, Inc., and a loss of $3.9 million related to the settlement of the ACN arbitration

♦	Fiscal 2007 earnings guidance revised to $0.14 — $0.15 per share
COSTA MESA, CA – June 12, 2007 – Commerce Energy Group, Inc. (AMEX: EGR), a leading U.S. electricity and natural gas marketing company, today announced its financial results for the three and nine months ended April 30, 2007 and the settlement of its previously reported arbitration with American Communications Network, Inc. (ACN).
ACN Arbitration Settlement
On June 11, 2007, the company and ACN entered into an agreement settling their pending arbitration proceeding and any other disputes between them. Pursuant to the settlement, the parties have mutually released all claims, Commerce made a cash payment of $3.9 million to ACN and the arbitration will be dismissed. Commerce has no future financial or other obligations to ACN, other than customary covenants set forth in the settlement agreement. The $3.9 million arbitration settlement obligation was reflected as a contract arbitration loss in the three-month period ended April 30, 2007.
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Third Quarter Fiscal 2007 Results
Net income for the third quarter of fiscal 2007 increased to $1.5 million, or $0.05 per share, which included $0.02 per share related to the net effect of a $5.1 million settlement payment received from APX, Inc., the $3.9 million ACN arbitration settlement and $0.5 million of legal expenses associated with the ACN dispute. This compares to fiscal 2006 third quarter net income of $1.0 million, or $0.03 per share.
Net revenues rose 74% to $100.6 million from $57.8 million for the same period in fiscal 2006, driven by higher retail electricity sales to customers in Texas and Maryland, higher natural gas revenues from the September 2006 acquisition of the approximately 300 commercial and industrial natural gas customers and revenue from the APX settlement.
“Our third quarter operating performance, excluding the impact of the APX and ACN legal proceedings, was in line with expectations,” said Steven S. Boss, chief executive officer. “We achieved another good quarter of positive bottom-line results and significantly added to our customer base. Total customers at the end of the third quarter increased to 185,000, a 48% increase over the comparable quarter last year.”
Gross profit increased to $17.6 million for the third quarter of fiscal 2007 from $8.1 million for the third quarter of fiscal 2006. Gross profit from electricity grew to $14.1 million compared with $3.7 million for the same quarter of fiscal 2006, reflecting the impact of customer growth in the Texas and Maryland markets and the $5.1 million from the APX settlement. Gross profit from natural gas declined to $3.5 million from $4.4 million in the third quarter of fiscal 2006 due primarily to lower gross margins on new customers in our Ohio markets and the impact of market exits in January, 2007.
Selling and marketing expenses for the three months ended April 30, 2007 increased to $2.6 million from $1.4 million in the comparable quarter last year, reflecting higher telemarketing, third-party commissions, advertising related to the company’s increased customer acquisition initiatives. General and administrative expenses were $9.8 million compared with $5.9 million in the prior year third quarter reflecting (1) higher personnel, customer service and information technology costs related to customer growth, (2) increased consulting, bad debt and depreciation and amortization expenses and (3) legal expenses related to the ACN arbitration.
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Year-to-Date Results for the Nine Months Ended April 30, 2007
For the first nine months of fiscal 2007, net income was $4.5 million, or $0.15 per share. For the comparable period of fiscal 2006, net loss was $2.9 million, or $0.09 per share, which included a mark-to-market loss in the second quarter related to unexpectedly high variances between forecasted and actual natural gas usage and unprecedented volatility in natural gas prices.
Net revenues climbed 35% to $263.7 million for the nine months ended April 30, 2007 from $194.8 million in the same period in fiscal 2006, driven primarily by a 19% increase in retail electricity sales due to increased customers in Texas and Maryland and an 80% increase in natural gas revenues resulting from the September 2006 acquisition of approximately 300 commercial and industrial natural gas customers.
Gross profit more than doubled to $42.2 million for the first nine months of fiscal 2007 from $20.1 million for the first nine months of fiscal 2006. Gross profit from electricity increased to $32.8 million from $15.8 million in the first nine months of fiscal 2006, reflecting the impact of customer growth in the Texas and Maryland markets and the APX settlement. Gross profit from natural gas increased to $9.4 million compared with $4.3 million for the nine-month period ended April 30, 2006, reflecting the impact of customer growth in the Ohio market, contribution from the September 2006 acquisition of commercial and industrial natural gas customers, offset by the mark-to-market loss in last year’s second quarter on natural gas supply contracts.
Selling and marketing expenses for the nine months ended April 30, 2007 increased to $7.3 million from $3.3 million in the comparable period last year, reflecting higher telemarketing, advertising and personnel costs related to the company’s increased customer acquisition initiatives. General and administrative expenses were $27.4 million compared with $20.4 million in the first nine months of last year due to increased personnel, information technology and other customer service and consulting costs and higher costs related to the company’s credit facility.
Liquidity
At April 30, 2007, the company had unrestricted and restricted cash and cash equivalents of $31.6 million, $39.6 million of working capital and no debt. Restricted cash and cash equivalents was principally comprised of $10.0 million deposited pursuant to the terms of the company’s credit facility. Credit terms from energy suppliers often require the company to post collateral against its forward energy supply purchases. Such collateral obligations are funded with available cash and availability under the company’s credit facility.
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2007 Earnings and Customer Growth Outlook
Commerce revised its 2007 full-year earnings guidance range to $0.14 to $0.15 per share. The earnings outlook does not include any impact from the potential receipt of additional funds from the previously announced APX settlement. Commerce slightly lowered its customer estimate as of the end of fiscal 2007 to approximately 200,000 accounts.
Boss said, given the seasonality of the company’s business and continued customer acquisition initiatives, operating earnings are expected at about breakeven to slightly negative for the fourth quarter of fiscal 2007.
Conference Call and Webcast
Commerce will host a conference call to discuss financial results today at 5 p.m. ET (2 p.m. PT). The call will be available to all interested parties through a live audio webcast at www.CommerceEnergy.com and www.earnings.com. Please go to the Web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. A replay of the conference call will be archived and available at www.CommerceEnergy.com for one year. A telephonic replay will be available through June 19, 2007, and can be accessed by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and using the playback Passcode 17087908.
About Commerce Energy Group, Inc.
Commerce Energy Group, Inc. (Commerce) is a leading independent U.S. electricity and natural gas marketing company, operating through its wholly-owned subsidiaries, Commerce Energy, Inc. and Skipping Stone Inc. Commerce is publicly traded on the American Stock Exchange (AMEX) under the symbol: EGR. Commerce Energy, Inc. is licensed by the Federal Energy Regulatory Commission and by state regulatory agencies as an unregulated retail marketer of natural gas and electricity to homeowners, commercial and industrial consumers and institutional customers.
Headquartered in Orange County, California, the company also has an office in Dallas, Texas, as well as several area offices located around the U.S. For nearly a decade, customers have relied on Commerce to deliver competitive pricing, innovative product offerings and personalized customer service, in addition to quality gas and electric services. For more information, visit www.CommerceEnergy.com.
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Forward-Looking Statements
Except for historical information contained in this release, statements in this release, including those of Mr. Boss, may constitute forward-looking statements regarding the company’s assumptions, projections, expectations, targets, intentions or beliefs about future events. Words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue,” “may,” “could” or similar expressions identify forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed. Commerce Energy Group, Inc. cautions that while such statements in this new release, whether express or implied, are made in good faith and the company believes such statements are based upon reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records, and other data available from third parties, the company cannot assure that its projections will be achieved. In addition to other factors and matters discussed from time to time in our filings with the U.S. Securities and Exchange Commission (SEC), some important factors that could cause actual results or outcomes for Commerce Energy Group, Inc. or its subsidiaries to differ materially from those discussed in forward-looking statements include: higher than expected attrition of, and/or unforeseen operating difficulties relating to, customer accounts, the volatility of the energy market, competition, operating hazards, uninsured risks, failure of performance by suppliers and transmitters, changes in general economic conditions, seasonal weather or force majeure events that adversely affect electricity or natural gas supply or infrastructure, decisions by our energy suppliers requiring us to post additional collateral for our energy purchases, uncertainties relating to receipt of additional funds from APX, Inc., uncertainties relating to federal and state proceedings relating to other issues in the 2000-2001 California energy crisis, increased or unexpected competition, adverse state or federal legislation or regulation, or adverse determinations by regulators, including failure to obtain regulatory approvals. Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, Commerce Energy Group, Inc. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all such factors.
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FINANCIAL TABLES FOLLOW
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Commerce Energy Group, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	April 30,		April 30,
	2007	2006	2007	2006
Revenue	$95,518	$57,755	$258,670	$194,777
APX settlement	5,057	—	5,057	—

Net revenue	100,575	57,755	263,727	194,777
Direct energy costs	82,946	49,643	221,509	174,664

Gross profit	17,629	8,112	42,218	20,113
Selling and marketing expenses	2,568	1,420	7,317	3,346
General and administrative expenses	9,803	5,911	27,382	20,367

Income (loss) from operations	5,258	781	7,519	(3,600)
Other income (expense):
ACN arbitration settlement	(3,900)	—	(3,900)	—
Interest, net	185	221	846	710

Net income (loss)	$1,543	$1,002	$4,465	$(2,890)

Income (loss) per common share:
Basic and diluted	$0.05	$0.03	$0.15	$(0.09)

Weighted-average shares outstanding:
Basic	29,938	30,186	29,763	30,659

Diluted	30,192	30,328	29,882	30,659

VOLUME AND CUSTOMER COUNT DATA

	Three Months Ended April 30,		Nine Months Ended April 30,
	2007	2006	2007	2006
Electric – Megawatt hour	485,000	372,000	1,391,000	1,344,000
Natural Gas – Dekatherms	4,612,000	1,646,000	11,597,000	4,485,000
Customer Count	185,000	125,000	185,000	125,000
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Per Share Amounts)

	April 30, 2007	July 31, 2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$21,133	$22,941
Accounts receivable, net	50,245	30,650
Natural gas inventory	994	4,578
Prepaid expenses and other current	6,357	6,827

Total current assets	78,729	64,996
Restricted cash and cash equivalents	10,451	17,117
Deposits	1,143	2,506
Property and equipment, net	8,121	5,866
Goodwill and other intangible assets, net	10,885	8,591

Total assets	$109,329	$99,076

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$28,462	$26,876
Accrued liabilities	10,686	5,867

Total current liabilities	39,148	32,743
Total stockholders’ equity	70,181	66,333

Total liabilities and stockholders’ equity	$109,329	$99,076